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                                                                    EXHIBIT 99.1

                                                       Patterson Dental Company
                                                       1031 Mendota Heights Road
                                                       St. Paul, MN 55120
                                                       Nasdaq: PDCO




AT THE COMPANY:                            AT THE FINANCIAL RELATIONS BOARD:
Ronald Ezerski                                Leslie Hunziker  Suzy Olson
Executive Vice President & CFO                General Info.    Analyst Inquiries
(651) 686-1600                                (312) 266-7800   (312) 266-7800


THURSDAY, JULY 1, 1999

                            PATTERSON DENTAL COMPANY
               CHIEF FINANCIAL OFFICER, RONALD EZERSKI, TO RETIRE

           Hires Seasoned Executive with Extensive Business Experience

MINNEAPOLIS, July 1, 1999 -- Patterson Dental Company (Nasdaq: PDCO) today announced the early retirement of Ronald Ezerski, executive vice president and chief financial officer, effective July 31, 1999. R. Stephen Armstrong, formerly with Ernst & Young LLP, has been named as Ezerski's replacement.

Ezerski, 53, was a member of the original management group that acquired Patterson in 1985. He began his career with the company in 1982 as vice president of finance and as president of its subsidiary, Dental Capital Corporation. That subsidiary was merged into the company in 1988. In 1997 Ezerski became executive vice president of the company. He was named a director of Patterson in 1983, and will continue to serve on the company's board.

"Over the past 17 years, Ron has made outstanding contributions in every area to the development and success of Patterson," said Peter Frechette, chairman and chief executive officer. "Through his leadership and dedication, he has helped set the standards for Patterson, playing a key role in building a successful national company recognized as an industry leader. We are very pleased that he will continue to contribute his experience and advice as a director of the company."
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                                                        Patterson Dental Company
                                                                           Add 2


"While we are sorry to see Ron relinquish his day-to-day role with the company, we are very pleased to have a leader of Steve's caliber joining us," added Frechette. "He brings more than 26 years of management and business skills to Patterson, and has an established track record for success. As we continue to expand, Steve's expertise will greatly reinforce our efforts."

Armstrong, 48, spent 26 years at Ernst & Young LLP, an international services firm, most recently as a senior assurance partner, and served as an advisor to Patterson for five years during his tenure there. At Ernst & Young, he served publicly held national and multi-national clients in the consumer products, manufacturing and service industries, with extensive experience in Securities and Exchange Commission requirements and reporting, inventory accounting techniques, acquisition due diligence and reporting, corporate income tax, and stock compensation programs. He also participated in the firm's quality assurance program, counseling and development of its professional staff, professional training programs, and recruitment.

Armstrong holds a Bachelors of Science degree from St. John's University, Collegeville, Minnesota. He is a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.

Patterson Dental Company is one of the largest distributors of dental products in North America. The company supplies more than 82,500 products to dentists, dental laboratories, institutions, physicians and other healthcare providers. These products include x-ray film, impression and restorative materials, hand instruments, sterilization products, front office forms and stationery as well as capital equipment. Patterson markets its products and services through approximately 986 sales representatives and equipment specialists in the United States and Canada.


       For further information on Patterson Dental free of charge via fax, dial 1-800-PRO-INFO and enter the number 207.

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